Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Fourth Quarter and Full Year 2007 Financial Results

Full-Year Highlights

•	Revenue of $85.6 million for 2007, up 61.8% from $52.9 million in 2006

•	Pretax income of $12.5 million for 2007, compared to $4.2 million for 2006

•	Net income of $6.3 million for 2007, compared to $4.7 million for 2006

•	Adjusted EBITDA of $29.7 million for 2007, up 126.7% from $13.1 million in 2006

•	Billed Minutes of 41 billion in 2007, an increase of 66% over 2006

•	Commenced operations in 30 new markets in 2007 bringing total markets served to 64

CHICAGO, February 5, 2008 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem services, today announced its fourth quarter and full year 2007 financial results.

“We are proud of our accomplishments this quarter as well as for the entire fiscal year. Our strong financial performance was driven by our first-to-market advantage as a competitive tandem provider, combined with a network effect that creates more value as the number of connections to our network grows,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “During the fourth quarter, we continued to build upon our momentum by broadening our geographic presence, expanding our customer base and growing the volume of minutes transited across our network. We believe that these initiatives help lay the foundation for long-term growth.”

Fourth Quarter Results

Revenue increased 65.3% to $24.8 million for the three months ended December 31, 2007, compared to $15 million for the three months ended December 31, 2006. Revenue for the three months ended December 31, 2007 includes a one-time service charge of $0.5 million.

Billed minutes for the fourth quarter of 2007 were 11.8 billion, an increase of 59.5% versus the fourth quarter of 2006, as we further developed markets and added customers.

Network and facilities expenses for the three months ended December 31, 2007 were $8.7 million, compared to $6.7 million for the three months ended December 31, 2006. This increase was largely due to greater traffic volumes transiting through our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $6.4 million during the fourth quarter of 2007, compared to $5.2 million during the fourth quarter of 2006. The increase was primarily due to higher employee expenses, including additional headcount required to grow the business.

Adjusted EBITDA, a non-GAAP measure, for the three months ended December 31, 2007 was $9.9 million compared to $1.7 million for the three months ended December 31, 2006. Adjusted EBITDA, a non-GAAP measure, for the three months ended December 31, 2007 includes the $0.5 million one-time service charge mentioned above and $0.2 million for the recovery of previously paid legal fees. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA.

Pretax income for the three months ended December 31, 2007 was $4.1 million, up from a pretax loss of $1.5 million for the three months ended December 31, 2006. Included in the pretax income for three months ended December 31, 2007 and December 31, 2006 is a non-cash charge for the change in the fair value of warrants of $2.6 million and $0.1 million, respectively.

Income tax expense for the three months ended December 31, 2007 was $2.3 million compared to an income tax benefit of $0.7 million for the three months ended December 31, 2006.

Net income for the fourth quarter of 2007 was $1.8 million, or $0.06 per diluted share, compared to a loss of $0.9 million, or a loss of $0.16 per diluted share, for the fourth quarter of 2006.

Full Year-to-Date Results

Revenue was $85.6 million for fiscal year 2007, compared to $52.9 million for fiscal year 2006, an increase of 61.8%. Revenue for fiscal year 2007 includes the one-time service charge of $0.5 million mentioned above.

Billed minutes for fiscal year 2007 were 41 billion, up 66% from 24.7 billion minutes in fiscal year 2006, as we further developed markets and customers.

Network and facilities expenses for fiscal year 2007 were $30.2 million, compared to $21.3 million for fiscal year 2006. This increase was largely due to greater traffic volumes transiting through our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $26.7 million during fiscal year 2007, compared to $17.3 million for fiscal year 2006. The increase was primarily due to higher professional fees related to regulatory and legal proceedings and higher employee expenses, including additional headcount required to grow the business.

Adjusted EBITDA, a non-GAAP measure, for fiscal year 2007 was $29.7 million, up from $13.1 million during fiscal year 2006, an increase of 126.7%. Adjusted EBITDA, a non-GAAP measure, for fiscal year 2007 includes the $0.5 million one-time service charge mentioned above. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA.

Pretax income for fiscal year 2007 was $12.5 million, up from $4.2 million for fiscal year 2006. Included in the pretax income for fiscal year 2007 and fiscal year 2006 is a non-cash charge for the change in the fair value of warrants of $4.9 million and $0.8 million, respectively.

Income tax expense for fiscal year 2007 was $6.2 million compared to an income tax benefit of $0.5 million for fiscal year 2006.

Net income was $6.3 million for fiscal year 2007, or $0.24 per diluted share, compared to $4.7 million, or $0.20 per diluted share during fiscal year 2006.

We incurred $20.1 million in capital expenditures in fiscal year 2007, as compared to $17.1 million in capital expenditures in fiscal year 2006.

We operated in 64 markets as of December 31, 2007, as compared to 34 markets as of December 31, 2006.

Business Outlook

Neutral Tandem’s forecasts are based on actual results for the full year 2007, and management’s current belief about minute-based revenue trends, expenses, the competitive environment and recently executed interconnection agreements.

Neutral Tandem estimates:

•	Revenue for the full year of 2008 is expected to be between $112 million and $116 million.

•

Adjusted EBITDA, a non-GAAP measure, for the full year of 2008 is expected to be between $39 million and $41 million. Adjusted EBITDA will exclude the non-cash charge for the change in the fair value of warrants and non-cash share based employee compensation.

•	Billed minutes for the full year of 2008 are estimated to be between 56 billion and 58 billion minutes.

•	Capital expenditures for the full year of 2008 are expected to be between $23 million and $25 million.

•	Operations to commence in 25 new markets in 2008.

Commenting on Neutral Tandem’s full-year results and expectations, Wren noted, “2007 was a successful year for our company. We completed our initial public offering in November, upgraded our network to meet the future demands of our customers, extended our market reach, and made important regulatory gains. In 2008, we plan to grow the business by focusing on our core services and continuing to leverage our strong network effect.”

Webcast and Conference Call

A webcast and conference call will be held today, Tuesday, February 5, 2008 at 10:00 a.m. Eastern Time. For those who desire to participate, the live webcast and an archived version will be available online at http://ir.neutraltandem.com/events.cfm. Participants can also access the call by dialing 800-219-6110 (within the United States and Canada), or 303-262-2141 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available for four weeks. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11107871#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this news release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Neutral Tandem has included important factors in the cautionary statements included in Neutral Tandem’s reports filed with the Security and Exchange Commission, particularly in the “Risk Factors” section of the Company’s prospectus filed pursuant to Rule 424 and available on its website, that Neutral Tandem believes could cause actual results or events to differ materially from the forward-looking statements in this news release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem services to wireless, wireline, cable and broadband providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of December 31, 2007, Neutral Tandem was capable of connecting approximately 255 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The consolidated balance sheets and statements of cash flows is unaudited and subject to reclassifications.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$24,815	$15,002	$85,555	$52,866

Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	8,746	6,684	30,163	21,305
Operations	3,802	3,463	15,536	11,613
Sales and marketing	535	404	1,770	1,553
General and administrative	2,053	1,381	9,426	4,166
Depreciation and amortization	3,310	2,696	11,076	7,160
Impairment of fixed assets	—	1,234	—	1,234
Loss (gain) on disposal of fixed assets	(6)	333	(144)	333

Total operating expense	18,440	16,195	67,827	47,364

Income from operations	6,375	(1,193)	17,728	5,502

Other (income) expense
Interest expense, including debt discount of $32, $36, $139 and $124, respectively	350	440	1,668	1,289
Interest income	(682)	(222)	(1,321)	(778)
Change in fair value of warrants	2,607	105	4,919	832

Total other expense	2,275	323	5,266	1,343

Income before income taxes	4,100	(1,516)	12,462	4,159
Provision (benefit) for income taxes	2,293	(656)	6,204	(499)

Net income	$1,807	$(860)	$6,258	$4,658

Net income per share:
Basic	$0.09	$(0.16)	$0.68	$0.88

Diluted	$0.06	$(0.16)	$0.24	$0.20

Weighted average number of shares outstanding:
Basic	20,907	5,273	9,248	5,293

Diluted	30,416	5,273	26,378	23,481

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands except per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$112,020	$20,084
Accounts receivable—net of allowance for doubtful accounts of $0 and $0, respectively	12,104	7,876
Deferred tax asset-current	2,242	2,699
Other current assets	1,016	866

Total current assets	127,382	31,525
Property and equipment—net	37,410	29,090
Restricted cash	419	397
Other assets	805	979

Total assets	$166,016	$61,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$575	$1,919
Accrued liabilities:
Circuit cost	5,694	2,735
Rent	1,163	948
Payroll and related items	1,692	891
Other	2,768	1,515
Current installments of long-term debt	4,384	5,317

Total current liabilities	16,276	13,325
Other liabilities	527	2,420
Deferred tax liability-noncurrent	2,095	2,026
Long-term debt —excluding current installments	3,196	7,585

Total liabilities	22,094	25,356
Commitments and Contingencies
Preferred convertible stock—Series A, par value of $0.001; 9,200,000 authorized shares; 9,000,000 shares issued and outstanding at December 31, 2006; and liquidation preference of $9.0 million at December 31, 2006	—	9,000
Preferred convertible stock—Series B-1, par value of $.001; 5,830,228 authorized shares; 5,737,416 shares issued and outstanding at December 31, 2006; and liquidation preference of $8.5 million at December 31, 2006	—	8,500
Preferred convertible stock—Series B-2, par value of $.001; 1,374,752 authorized shares; 1,352,867 shares issued and outstanding at December 31, 2006; and liquidation preference of $8.5 million at December 31, 2006	—	8,500
Preferred convertible stock—Series C, par value of $.001; 2,009,947 authorized shares; 1,909,947 shares issued and outstanding at December 31, 2006; and liquidation preference of $12.0 million at December 31, 2006	—	12,000
Shareholders’ equity (deficit):
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2007	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 30,832,939 shares and 5,319,434 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	32	6
Warrants	6,920	—
Additional paid-in capital	132,889	806
Accumulated earnings (deficit)	4,081	(2,177)

Total shareholders’ equity (deficit)	143,922	(1,365)

Total liabilities and shareholders’ equity (deficit)	$166,016	$61,991

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Twelve Months Ended December 31,
	2007	2006
Cash Flows From Operating Activities:
Net income	$6,258	$4,658
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	11,076	7,160
Deferred tax	526	(673)
Impairment of fixed assets	—	1,234
Loss (gain) on disposal of fixed assets	(144)	333
Non-cash share-based compensation	906	399
Amortization of debt discount	139	124
Changes in fair value of warrants	4,919	832
Changes in assets and liabilities:
Accounts receivable—net	(4,228)	(3,255)
Other current assets	(150)	(662)
Other noncurrent assets	174	(230)
Accounts payable	(671)	433
Accrued liabilities	5,228	2,225
Noncurrent liabilities	108	389

Net cash flows from operating activities	24,141	12,967

Cash Flows From Investing Activities:
Purchase of equipment	(20,149)	(17,098)
Proceeds from sale of equipment	224	—
Increase in restricted cash	(22)	(71)
Purchase of short-term investments	—	(48,000)
Sale of short-term investments	—	52,450

Net cash flows from investing activities	(19,947)	(12,719)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares	1,924	262
Proceeds from initial public offering, net of issuance cost	91,279	—
Purchase of common shares for retirement	—	(1)
Proceeds from the issuance of convertible preferred shares, net of issuance cost	—	11,926
Proceeds from the issuance of long-term debt	—	10,000
Principal payments on long-term debt	(5,461)	(3,642)

Net cash flows from financing activities	87,742	18,545

Net Increase In Cash And Cash Equivalents	91,936	18,793
Cash And Cash Equivalents—Beginning	20,084	1,291

Cash And Cash Equivalents—End	$112,020	$20,084

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$1,258	$776

Cash paid for income taxes	$3,385	$781

Cash refunded for income taxes	$542	$—

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$463	$1,136

Financing Activity—Warrants issued	$—	$289

Use of Non-GAAP Financial Measures

In this press release we disclose “EBITDA” and “Adjusted EBITDA”, which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income (loss) before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share-based compensation. We believe that the presentation of EBITDA and Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of EBITDA and Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, the change in the fair value of warrants and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe EBITDA and Adjusted EBITDA are used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income (loss) below to compensate for this limitation. While we use net income (loss) as a significant measure of profitability, we also believe that EBITDA and Adjusted EBITDA, when presented along with net income (loss), provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. EBITDA and Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income (loss) as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31, 2008 (1)
	2007	2006	2007	2006
Net income (loss)	$1,807	$(860)	$6,258	$4,658	$14,950
Interest expense (income), net	(332)	218	347	511	(4,400)
Provision (benefit) for income taxes	2,293	(656)	6,204	(499)	12,600
Depreciation and amortization	3,310	2,696	11,076	7,160	13,600

EBITDA	$7,078	$1,398	$23,885	$11,830	$36,750
Non-cash share-based compensation	239	201	906	399	3,250
Change in fair value of warrants	2,607	105	4,919	832	—

Adjusted EBITDA	$9,924	$1,704	$29,710	$13,061	$40,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced in this press release.